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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is entered into, effective as of the _______ day of __________, 1999, by and between American Telecasting, Inc., ("ATI") a Delaware corporation, and Lee G. Haglund ("Employee").


                              W I T N E S S E T H:


         WHEREAS, ATI and Employee wish to enter into an Employment Agreement to reflect certain terms and conditions of ATI's employment of Employee.

         NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. Employment; Duties. ATI hereby agrees to employ Employee as a Vice-President - Operations, or in any other executive capacity as ATI shall determine is necessary or appropriate in connection with the operation of ATI, and Employee hereby agrees to serve in such capacity. Employee's principal areas of responsibility, subject to modification by ATI, shall be management of the operations of certain ATI wireless cable television systems. Employee shall perform such additional duties of a responsible nature and not inconsistent with his position with ATI as shall be designated from time to time by ATI. Employee agrees to use his best efforts to promote the interests of ATI and to devote his full business time and energies to the business and affairs of ATI.

         2. Term of Agreement. The term of this Agreement shall commence on the date first written above (the "Effective Date") and such term and the employment hereunder shall continue, unless earlier terminated in accordance with the terms of Paragraph 4, until the Expiration Date (the "Term of Employment"). The Expiration Date shall be _________, 2001, subject to annual extensions as provided below. The Expiration Date shall be automatically extended for additional one year periods unless, at least one year before the then-effective Expiration Date, either the Company or the Employee provides written notice to the other that it intends to terminate this Agreement on the then-effective Expiration Date.

         3. Compensation.

         (a) Base Salary. As compensation for Employee's services rendered by the Employee hereunder, ATI shall arrange to have Employee paid a base salary at an annual rate equal to $102,500 per year ("Base Salary"), which shall be increased by at least 5% at the beginning of each calendar year. The Base Salary to be paid by ATI shall be payable to the Employee in accordance with ATI's standard policies for management personnel.

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         (b) Bonus. Employee shall be eligible to participate in the executive bonus program established by the Compensation Committee of the Board of Directors.

         (c) Benefits. Employee shall be entitled to participate in all benefit programs established by ATI and generally applicable to ATI's executive employees. Employee shall be reimbursed for legitimate business expenses incurred in the course of his employment with ATI pursuant to ATI policies as established from time to time. Employee shall be provided with the use of, or an allowance for, a car as determined by the Board of Directors.

         4. Termination of Employment Relationship.

         (a) Death or Incapacity. This Agreement shall terminate immediately upon the death or incapacity of Employee.

         (b) Termination by ATI. This Agreement may be terminated by ATI with or without cause and, in such event, the Term of Employment shall terminate at the termination date designated by ATI. For the purpose of this Agreement, "Termination for Cause" or "Cause" shall include, but is not limited to, any conduct involving dishonesty or moral turpitude or failure of the Employee to devote full business time and energies to the business and affairs of ATI. ATI may terminate Employee with or without Cause without prior notice.

         (c) Termination by Employee. Employee may terminate this Agreement for any reason and at any time upon giving thirty (30) days prior notice; provided, however, that Employee's obligations under Paragraph 5 shall survive any termination of this Agreement by Employee, by ATI or otherwise.

         (d) Payment Upon Termination. If this Agreement is terminated by Employee or by ATI for Cause prior to the completion of the Term of Employment, the employee shall not be entitled to severance pay of any kind but shall be entitled to all reasonable reimbursable expenses incurred by Employee and the Base Salary earned by Employee prior to the date of termination, and all obligations of ATI under Paragraph 3 hereof shall terminate upon the termination date designated by ATI, except to the extent otherwise required by law. In the event that Employee is terminated without Cause, ATI shall pay Employee, as severance pay an amount equal to 12 months of Base Salary, to be paid in accordance with ATI's standard policies for management personnel. In the event Employee is terminated without Cause, Employee's group health insurance coverage shall be continued, to the extent permitted by ATI's group health insurance plan at that time, for a period of 12 months, or until Employee is eligible for coverage under a different group health plan, whichever occurs first, and Employee shall pay the portion of the premium allocable to other employees of ATI generally, which allocable amount shall be deducted from payments made pursuant to the prior sentence. If Employee is terminated without Cause after the first calendar quarter of any year, Employee shall also be entitled to receive, with respect to work performed in such calendar year, the bonus described in Paragraph 3(b) which shall be pro-rated for the number of days in the year worked by Employee. If Employee is terminated without Cause within the first calendar quarter of any year, Employee will not be


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entitled to receive such bonus with respect to work performed in such calendar year.

         Notwithstanding any other provision in this Agreement to the contrary, in the event Employee terminates his employment following a Change in Employment Conditions, as defined below, the Employee shall be entitled to receive all the benefits he would have received under this Agreement if he had been terminated without Cause. For purposes of this Agreement, a Change in Employment Conditions shall be:

         i) a change by ATI in the Employee's function to a new position that is not an executive officer position with executive officer responsibilities; and

         ii) the Employee's principal place of employment is relocated to a place located outside the State of Colorado.

         5. Non-Competition Agreement. Employee acknowledges that his services to be rendered hereunder have a unique value to ATI, for the loss of which ATI cannot be adequately compensated by damages in an action at law. In view of the unique value to ATI of the services of Employee, and because of the Confidential Information to be obtained by or disclosed to Employee, and as a material inducement to ATI to enter into this Employment Agreement and to pay to Employee the compensation referred to in Paragraph 3 hereof, Employee covenants and agrees that:

         (a) While Employee is employed by ATI, and for a period of one (1) year thereafter, the Employee will not, either personally, whether as principal, partner, employee, agent, distributor, representative, stockholder or otherwise, or with or through any other person or entity, operate or participate in the wireless cable business or any other business which competes with ATI as of the date of Employee's termination date (for purposes of Paragraph 5 hereof, ATI shall be deemed to include all subsidiaries and joint ventures of ATI whether now or hereafter affiliated with ATI) nor will Employee directly or indirectly
(i) solicit any person who has been a supplier or customer of ATI during the period of one (1) year prior to the termination of employment, or (ii) solicit or acquire wireless cable television channel licenses or leases of wireless cable television channel licenses; provided, however, that during the period of one (1) year following termination of his employment with ATI Employee may own up to 1% of the stock of another company in the wireless cable business which is traded on a national stock exchange or on the NASDAQ National Market System. This non-competition clause shall apply in the geographic territory comprised of the entire United States and any other geographic area in which ATI is engaged in business.

         (b) It is agreed that the Employee's services are unique, and that any breach or threatened breach by the Employee of any provisions of this Paragraph 5 may not be remedied solely by damages. Accordingly, in the event of a breach or threatened breach by the Employee of any of the provisions or this Paragraph 5, ATI shall be entitled to injunctive relief, restraining the Employee and any business, firm, partnership, individual, corporation, or entity participating in such breach or attempted breach, from engaging in any activity which would constitute a


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breach of this Paragraph 5. Nothing herein, however, shall be construed as prohibiting ATI from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

         (c) In the event Employee's employment by ATI is terminated for any reason during the Term of Employment, the provisions of this Paragraph 5 shall survive the termination of this Agreement and the termination of Employee's employment. The provisions of this Paragraph 5 shall not otherwise survive.

         6. Assignability. Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent may be withheld for any reason or for no reason; provided that (i) ATI may assign its rights and obligations under this Agreement to any entity which is the successor or assign of ATI's entire business, and (ii) in the event ATI is reorganized or restructured, ATI may assign its rights and obligations under this Agreement without restriction or limitation to any assignee which continues to conduct substantially the same business as ATI and in which ATI controls, directly or indirectly, 50% or more of the voting power. This Agreement is binding upon and inures to the benefit of all successors and permitted assigns of the parties.

         7. Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though invalid or unenforceable parts had not been included therein. Without limiting the generality of the foregoing, in the event that any provision of Paragraph 5 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or area(s) such court deems enforceable, said time period and/or area(s) of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area for which such are enforceable.

         8. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements or understandings among the parties hereto with respect to the subject matter hereof.

         9. Amendments. This Agreement shall not be amended or modified except by a writing signed by both parties hereto.

         10. Miscellaneous. The failure of either party at any time to require performance of the other party of any provision of this Agreement shall in no way affect the right of such party thereafter to enforce the same provision, nor shall the waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other or subsequent breach, or as a waiver of the provision itself. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard to the conflict of laws of such State. The benefits of this Agreement may not be assigned nor any duties under this Agreement be delegated by the Employee without the prior written consent of ATI, except as contemplated in this Agreement.



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         11. Survival. The rights and obligations of the parties shall survive the Term of Employment to the extent that any performance is required under this Agreement after the expiration or termination of such Term of Employment.

         12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

         13. Notices. Any notice to be given hereunder by either party to the other may be effected in writing by personal delivery, or by mail, certified with postage prepaid, or by overnight delivery service. Notices sent by mail or by an overnight delivery service shall be addressed to the parties at the addresses appearing following their signatures below, or upon the employment records of ATI but either party may change its or his address by written notice in accordance with this paragraph.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.


AMERICAN TELECASTING, INC.                     EMPLOYEE


By:
   ----------------------------                --------------------------
                                               Lee G. Haglund




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